Exhibit 23.1
CONSENT OF EXPERT
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-89576) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers, the Registration Statement (Form S-8, No. 333-89580) pertaining to the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers, the Registration Statement (Form S-8, No. 333-107775) pertaining to the EnPro Industries, Inc. Amended and Restated 2002 Equity Compensation Plan, the Registration Statement (Form S-8, No. 333-113284) pertaining to the EnPro Industries, Inc. Deferred Compensation Plan for Non-Employee Directors, and the Registration Statement (Form S-3, No. 333-130857) pertaining to the EnPro Industries, Inc. 3.9375% Convertible Senior Debentures due 2015, of excerpts of our report dated July 12, 2007, with respect to the estimation of the liability of Garlock Sealing Technologies LLC for pending and reasonably estimable unasserted future asbestos claims, which excerpts are included in this Quarterly Report (Form 10-Q) of EnPro Industries, Inc. for the quarter ended June 30, 2007.
/s/ Bates White, LLC
Washington, D.C.
July 26, 2007